State of Delaware
Secretary of State
Division of Corporations
Delivered 11:22 AM 10/17/2005
FILED 11:18 AM 10/17/2005
SRV 050844005 - 4046002 FILE

CERTIFICATE OF FORMATION

OF

INERTIA DYNAMICS, LLC

Pursuant to Chapter 18, Section 18-201 of the Delaware Limited Liability Company Act, the undersigned, being authorized to execute and file this Certificate of Formation, hereby testifies as follows:

FIRST: The name of the limited liability company is Inertia Dynamics, LLC.

SECOND: The address of its registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Rd., Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business to be conducted by, and the purposes of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the Limited Liability Company Act of the State of Delaware.

IN WITNESS WHEREOF, the undersigned shall have caused this Certificate of Formation to be executed this 17th day of October, 2005.

By: /s/: Kristopher Kobin
Name: Kristopher Kobin
Title: Authorized Person